Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of September 30, 2015, is among BLOCK FINANCIAL LLC (formerly known as Block Financial Corporation), a Delaware limited liability company (the “Company”), H&R BLOCK, INC., a Missouri corporation (“Block”), DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), as trustee under the Indenture referred to below (“First Trustee”) and U.S. BANK NATIONAL ASSOCIATION, as separate trustee under such Indenture in respect of the 4.125% Senior Notes Due 2020 and 5.250% Senior Notes Due 2025 (together, the “Notes”) to be issued by the Company under the Indenture as referred to below (“U.S. Bank”) (either First Trustee or U.S. Bank, as applicable, being herein called the “Trustee”).

PRELIMINARY STATEMENT

WHEREAS, the Company and First Trustee have entered into an Indenture, dated as of October 20, 1997 (the “Indenture”), by and among the Company, Block and First Trustee, with respect to Debt Securities to be issued by the Company from time to time in one or more series. First Trustee has acted and will continue to act as trustee in respect of all series of Debt Securities which have been issued prior to the date of this Second Supplemental Indenture and remain outstanding. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

WHEREAS, Section 9.01(j) of the Indenture provides that, under certain circumstances, a supplemental indenture may be entered into by the Company, Block and First Trustee without the written consent of the Holders in order to appoint a separate trustee with respect to one or more series of Debt Securities.

WHEREAS, the Notes will be issued pursuant to the Indenture, as supplemented by this Second Supplemental Indenture and an officers’ certificate of the Company establishing the terms of the Notes.

WHEREAS, in accordance with the terms of Section 9.01(j) of the Indenture, each of the Company, by a written consent of its Manager, and Block, by a resolution of a duly appointed committee of its Board of Directors, has duly authorized this Second Supplemental Indenture, and U.S. Bank has agreed to act as separate trustee with respect to the Notes.

WHEREAS, each of the parties has determined that this Second Supplemental Indenture is in form satisfactory to each of them.

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, Block, First Trustee and U.S. Bank and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE,

For and in consideration of the premises provided in the Indenture, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes issued under the Indenture with effect from and after the date of this Second Supplemental Indenture, as follows:

Section 1. Appointment.

Each of Block and the Company hereby appoints U.S. Bank, and U.S. Bank hereby accepts such appointment, as the Trustee under the Indenture for the Notes.

Section 2. Effectiveness; Termination

(a) This Second Supplemental Indenture is entered into pursuant to and consistent with Section 9.01 of the Indenture, and nothing herein shall constitute an amendment, supplement or waiver requiring the approval of any of the Holders pursuant to Section 9.02.

(b) This Second Supplemental Indenture shall become effective and binding on the Company, Block, First Trustee and U.S. Bank and the Holders of the Debt Securities upon the execution and delivery by the parties to this Second Supplemental Indenture.

Section 3. Reference to and Effect on the Indenture.

(a) On and after the effective date hereof pursuant to Section 2 above, each reference in the Indenture to “the Indenture,” “this Indenture,” “hereunder,” “hereof” or “herein’ shall mean and be a reference to the Indenture as supplemented by this Second Supplemental Indenture unless the context otherwise requires and each reference in the Indenture to “the Trustee” shall mean and be a reference to First Trustee, in respect of all series of Debt Securities which have been issued prior to this date and remain outstanding, or to U.S. Bank, in respect of the Notes, unless the context otherwise requires.

(b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

(c) Nothing contained herein or in the Indenture shall constitute First Trustee and U.S. Bank as co-trustees of the same trust and each such Trustee shall be Trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts administered by any other such Trustee.

(d) The Company’s obligation and covenant to compensate and indemnify the Trustee pursuant to Section 7.06 of the Indenture shall apply to all reasonable expenses, disbursements and advances and any loss, liability or expense incurred by any Trustee (without negligence, willful misconduct or bad faith on the part of such Trustee, its officers, directors, employees and agents) arising out of or in connection with any series of Debt Securities under the Indenture, regardless of whether such Trustee is the Trustee of such series of Debt Securities.

Section 4. Governing Law.

This Second Supplemental Indenture shall be construed and enforced in accordance with, and interpreted under, the internal laws of the State of New York, without reference to the conflict of laws provisions thereof.

Section 5. Counterparts and Methods of Execution.

This Second Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.

Section 6. Titles.

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Second Supplemental Indenture as set forth in the text.

Section 7. The Trustee.

(a) Neither trustee shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture (except as to itself).

(b) In the performance of its obligations hereunder, U.S. Bank, as the Trustee for the Notes, shall be provided with all of the rights, benefits, protections, indemnities and immunities afforded to the Trustee pursuant to the Indenture.

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IN WITNESS WHEREOF, the Company, Block, First Trustee and U.S. Bank have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized all as of the day and year first above written.

H&R BLOCK, INC.

By:	/s/ Joel L. Campbell
Name: Joel L. Campbell
Title: Vice President and Treasurer

BLOCK FINANCIAL LLC

By:	/s/ Joel L. Campbell
Name: Joel L. Campbell
Title: Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda E. Garcia
Name: Linda E. Garcia
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By: Deutsche Bank National Trust Company

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Assistant Vice President

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Assistant Vice President

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